UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 24, 2012

Bizzingo, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52511	98-0471052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

731 Market Street, #600 San Francisco, CA	94013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 968-0838

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2012, the Company entered into a Preferred Stock Purchase Agreement (“Preferred Stock Agreement”) with Shamrock One Capital LLC. Pursuant to the Preferred Stock Agreement, the Company agreed to sell to the purchaser 2,000,000 shares of a class of preferred stock called the Series A Preferred Stock (“Series A Preferred Stock”) for a total consideration of $2,000,000.

The Series A Preferred Stock will be created on or prior to closing of the transaction by filing a Certificate of Designation in respect to such shares with the Nevada Secretary of State. The Certificate of Designation details the rights, privileges and preferences of the Series A Preferred Stock and is attached as Exhibit B to the Preferred Stock Agreement. The rights, privileges and preferences of the Series A Preferred Stock generally are as follows:

Original Issue Price:	$1.00 per share.

Dividend Rights:	$0.05 per share payable in common stock.

Conversion Rights
To Common Stock:	Voluntary at the election of holder. Conversion rate is Original Issue Price divided by the Conversion Price. Initial conversion price is $0.04 (subject to adjustment).

Liquidation Preference:	Greater of (i) Original Issue Price per share or (ii) equivalent amount based upon a conversion to common stock.

The Certificate of Designation also contains other rights, privileges and preferences including anti-dilution provisions.

The Preferred Stock Agreement allows the purchaser to appoint two members to the Company’s Board of Directors, and will be subject to normal closing terms and conditions, as well as any other agreements and arrangements agreed to by the parties. The Closing is subject to the finalization of a due diligence review by the purchaser. The parties expect closing to occur on or about November 15, 2012.

A copy of the Preferred Stock Agreement is attached hereto as Exhibit 10.20 and the Certificate of Designations for the Series A Preferred Stock is attached as Exhibit B to the Preferred Stock Agreement. The above descriptions of the Preferred Stock Agreement and Certificate of Designations are qualified in their entirety by reference to the attached exhibits.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.
10.20	Preferred Stock Purchase Agreement with Shamrock One Capital LLC dated October 23, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bizzingo, Inc.

Date: October 26, 2012	/s/ Douglas Toth
Douglas Toth
Chairman

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